UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2008

LINENS HOLDING CO.
LINENS ’N THINGS, INC.
LINENS ’N THINGS CENTER, INC.

(Exact names of registrants as specified in their charters)

Delaware	333-135646-12	20-4192917
Delaware	001-12381	22-3463939
California	333-135646-11	59-2740308
(States or other jurisdictions of	(Commission File Numbers)	(IRS Employer
incorporation)		Identification Nos.)

6 Brighton Road, Clifton, New Jersey  07015

(Address of principal executive offices)  (Zip Code)

(973) 778-1300

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of Material Definitive Agreement.

On September 22, 2008, Francis M. Rowan resigned, effective as of October 6, 2008, as Senior Vice President, Chief Financial Officer, and Secretary of Linens Holding Co. (“Holding”), Linens ‘n Things, Inc. (“LNT”), and each of the direct and indirect subsidiaries of Holding and LNT (collectively, the “Subsidiaries,” and, together with Holding and LNT, the “Company”), and as a director of each of the Subsidiaries, including Linens ‘n Things Center, Inc. (“Center”).  As a result of Mr. Rowan’s resignation, the Employment Agreement by and between LNT and Mr. Rowan dated as of May 31, 2006 and effective as of April 28, 2006 (the “Employment Agreement”) will be terminated effective as of October 6, 2008.  Under the terms of the Employment Agreement, Mr. Rowan is not entitled to receive any severance payments or other compensation in connection with his resignation other than unpaid base salary and benefits accrued through the date of termination.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 See the disclosure under Item 1.02 of this report, which is incorporated herein by reference.

(c)           Scott M. Hurd, the current Vice President, Controller, and Treasurer of the Company, has been elected, effective as of October 6, 2008, to the additional positions of Chief Financial Officer and Secretary of the Company and director of each of the Subsidiaries, including Center.  In connection with his promotion, Mr. Hurd received an annual base salary increase to $250,000 from $210,000.  Mr. Hurd is not a party to any employment agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  September 24, 2008

LINENS HOLDING CO.
LINENS ’N THINGS, INC.
LINENS ’N THINGS CENTER, INC.
(Registrants)

By:	/s/ SCOTT M. HURD
Scott M. Hurd
Vice President and Controller